FONAR CORPORATION

Fonar MRI news @ aol . com                           The Inventor of MR Scanning
For    Immediate   Release                           An    ISO    9001   Company

Contact:    Daniel Culver,                           110       Marcus      Drive
Director of Communications                           Melville,    N.Y.     11747
Web site:    www.fonar.com                           Tel:     (631)     694-2929
Email: invest @ fonar. com                           Fax:     (631)     390-9540

Contact:     Jordan Darrow                           Tel:     (631)     367-1866
Darrow  Associates,   Inc.                           jdarrow   @   optonline.net
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          FONAR ANNOUNCES FISCAL 2006 THIRD QUARTER FINANCIAL RESULTS

MELVILLE, NEW YORK, May 11, 2006 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning(TM), today announced financial results for the third quarter of fiscal 2006, which ended March 31, 2006.

Revenues for the third quarter of fiscal 2006 were $7.1 million, compared to $25.3 million in the third quarter of 2005. Overall revenues attributable to product sales were $1.7 million in the third quarter, as compared to $17.3 million in the third quarter of 2005 and $4.2 million in product sales reported for the three month period ended December 31, 2005. The reduction in product revenue recognition was primarily due to increased marketing and advertising pressure from our competitors attempting to minimize the unique medical benefits of the FONAR Upright(TM) MRI, coupled with a decline in sales secondary to a short interruption in FONAR's advertising (restarted Feb. 23, 2006). FONAR had been experimenting with the impact it could achieve with its own direct to consumer (DTC) advertising program. FONAR is now confident that its advertising program has been successful, having generated 31 sales leads, approximately 1,000 consumer phone calls and 100 phone calls from patients who have suffered from failed back surgery. Our competitors may not make a similar product because of FONAR's patents.

"Our truly impressive results last year were countered by our large, multinational competitors stepping up their marketing, in an attempt to blunt our market share gains and diminish recognition within the MRI community of FONAR's superior Upright(TM) MRI imaging technology," said Raymond Damadian, M.D., president and chairman of FONAR. "For example, spine surgery trade shows like NASS and AAOS had only a negligible showing in 2003 by these competitors, when we began exhibiting our FONAR Upright(TM) MRI scanner. This year their response was to send large exhibits to the same trade shows, promoting their standard imaging equipment."

"We have put in place a six point marketing strategy and have already seen very positive results," continued Dr. Damadian. "The six point marketing strategy includes initiatives in the following areas: Advertising Campaigns; Trade Show and Industry Association Event Participation; Third Party Endorsements in the Form of Medical Research and Professional Testimonials; Direct Sales Efforts for U.S. Market Penetration and the Enlistment of Distributors both domestically and internationally to multiply the size of FONAR's sales force.

"The advertising campaign is proving to be very successful, based on the number of referrals to MRI centers, new scanner sales leads, and the outcry of patients who have experienced failed spine surgery. We have been receiving phone calls to the 1-888-Need-MRI telephone number from all over the country with many of them coming in close proximity to our existing customers, which benefit them directly," said Dr. Damadian.

To  see  a  U.S.  map  of  phone  calls  and  FONAR   Upright(TM)  MRIs,  go  to
www.fonar.com/phonecallmap.htm.   To   see   the   latest   commercial,   go  to
www.fonar.com/movies/wifehelps.asf

"The failed back surgery syndrome, as it is better known in the industry, is positioning the FONAR Upright(TM) MRI as the scanner of choice for surgeons, who in many cases drive the decision making process for purchases by imaging centers and hospitals," added Dr. Damadian.

"To this end, we are pleased to have recently announced a milestone for FONAR in its penetration of the U.S. hospital market. In recent weeks, we announced two sales of the FONAR Upright(TM) MRI to hospitals, one to a substantial hospital chain and the second to a prestigious hospital in Eastern Tennessee. We believe continued success in the hospital segment, as well as our traditional scanning center market, is being achieved because FONAR's Upright(TM) MRI is providing important medical benefits that cannot be achieved by any other MRI products," said Dr. Damadian.

Service and repair revenues in the most recently completed quarter increased by 49% to a record $2.3 million from $1.6 million in the fiscal 2005 third quarter and $2.1 million in the second quarter of fiscal 2006. This improvement is the result of the growing base of over 100 units in the United States and overseas. Revenues attributable to FONAR's physician and diagnostic services management segment (HMCA) were $3.1 million, as compared to $5.9 million in the prior year period and $3.0 million in the second quarter of fiscal 2006. This decrease in revenues from HMCA on a year-over-year basis can be substantially attributed to the sale of HMCA's physical therapy and rehabilitation facility management business in July 2005. Absent the contribution of revenues from sold businesses, HMCA achieved record revenues in the fiscal 2006 third quarter.

The net loss for the third quarter of fiscal 2006 was $(7.4) million, or $(0.07) loss per common share (basic and diluted), as compared to a net loss of $(.48) million, or $(0.00) loss per common share (basic and diluted) in the third quarter of fiscal 2005. The Company's loss in the current quarter, as compared to the prior year period, primarily reflects the lower level of revenue from product sales and the reduction of revenues from the sale of the physical therapy and rehabilitation businesses.

The Company's cash and marketable securities position at March 31, 2006 was $9.9 million, a reduction of $5 million from the end of the second fiscal quarter of 2006. At the end of the fiscal 2006 third quarter FONAR has a positive working capital position of $21.7 million.

Further commenting on the Company's third quarter performance, Dr. Damadian continued: "The popularity of our FONAR Upright(TM) MRI has been increasing. There have been over 500,000 scans performed on the FONAR Upright(TM) MRI since the product was launched, with a record number of scans taken in the third quarter of fiscal 2006. As the exclusive owner of the technology because of FONAR's abundant patent portfolio on the Upright(TM) MRI technology, we are in a unique position in the MRI industry. Patients and doctors alike are awakening to the superiority of our technology and are increasingly demanding the product."

"Industry professionals, including respected surgeons, are now openly praising the FONAR Upright(TM) MRI. The benefits of Upright(TM) Imaging are increasingly being viewed as a medical necessity for the proper treatment of patients with back pain. The case is being made that without the FONAR Upright(TM) MRI, surgeons are in jeopardy of achieving sub-optimal results. We believe awareness of this important message will stimulate demand for FONAR's Upright(TM) MRI. To this end, we continue to focus on building a strong sales force in the U.S. and have been exploring alternatives for adding domestic distribution partners. With over 10 million MRI scans of the spine performed each year and a rough average of 2000 patients per scanner per year, there would be a need for 5000 FONAR Upright(TM) MRIs, many more than the 129 sold to date," said Dr. Damadian.

FONAR invites the public to a Company Report of its Third Quarter Results at 11:00 AM Eastern time today, May 11. Listeners may listen to a Web cast (www.fonar.com/conference_calls.htm) or join the conference by dialing 800-289-0544 (domestic) or 913-981-5533 (international); no reservation code is required. Alternatively, the conference call will be broadcast live on the Internet via the Investor Relations section of the Company's Web site at www.fonar.com/investor.htm. Listeners should use these access methods about 10 minutes prior to the start time.

For those unable to attend the live results broadcast, a replay will be available beginning approximately one hour after the event. Replay information will be posted on the FONAR web site (www.fonar.com/conference_calls.htm) following the conclusion of the live broadcast. There is no charge for participants to access the live broadcast or replay.

About FONAR

FONAR(R) was incorporated in 1978, making it the first, oldest and most experienced MRI manufacturer in the industry. FONAR introduced the world's first commercial MRI in 1980, and went public in 1981. Since its inception, FONAR has installed hundreds of MRI scanners worldwide. Their stellar product line includes the FONAR UPRIGHT(TM) MRI (also known as the Stand-Up(TM) MRI), the only whole-body MRI that performs Position(TM) imaging (pMRI) and scans patients in numerous weight- bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT(TM) MRI often sees the patient's problem that other scanners cannot because they are lie-down only. With nearly one half million patients scanned, the patient-friendly FONAR UPRIGHT(TM) MRI has a near zero claustrophobic rejection rate by patients. A radiologist said, "FONAR UPRIGHT(TM) MRI - No More Claustrophobia - The Tunnel Is Gone." As another FONAR customer states, "If the patient is claustrophobic in this scanner, they'll be claustrophobic in my parking lot." Approximately 85% of patients are scanned sitting while they watch a 42" flat screen TV. FONAR's latest MRI scanner is the FONAR 360, a room-size recumbent scanner that optimizes openness while facilitating physician access to the patient. FONAR is headquartered on Long Island, New York, and has approximately 400 employees.

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                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (000's omitted except for per share data)

                                For the Three Months      For the Nine Months
                                  Ended March 31,           Ended March 31,
                                  2006       2005            2006        2005
                                ---------   ---------      ---------  ----------
Revenues                        $  7,103    $ 25,330       $ 27,797    $ 79,897
NET (LOSS) INCOME               $( 7,357)   $   (480)      $(21,031)   $  1,447
Basic & Diluted (Loss)
Earnings per Common Share         $(0.07)       -            $(0.19)      $0.01

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The Inventor of MR  Scanning(TM),  Stand-Up(TM)  MRI, True  Flow(TM) MRI,  FONAR
UPRIGHT(TM) MRI, Position(TM) MRI, PMRI(TM) and The Proof is in the Picture(TM) are trademarks of FONAR.

Be  sure to visit FONAR's Web site for Company product and investor information:
                                  www.fonar.com

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This  release  may  include  forward-looking  statements  from  the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company filings with the Securities and Exchange Commission.